Exhibit 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 827-4444
robert.grieves@ace-ina.com

ACE LIMITED REPORTS RECORD THIRD QUARTER 2006 NET INCOME OF

$578 MILLION OR $1.73 PER SHARE; RECORD OPERATING INCOME OF $652

MILLION OR $1.96 PER SHARE; P&C COMBINED RATIO OF 85.7%

HAMILTON, Bermuda – October 24, 2006 — ACE Limited (NYSE: ACE) today reported net income for the third quarter ended September 30, 2006 of $578 million or $1.73 per common share after payment of preferred dividends, compared with a net loss of $112 million or $(0.43) per share for the same quarter last year. Income (loss) excluding net realized gains (losses) for the third quarter was $652 million, or $1.96 per share, compared with $(187) million or $(0.70) per share for the same quarter a year ago.(1) In the third quarter of 2006 after-tax catastrophe losses were $5 million or $0.01 per share. The losses from hurricanes Katrina, Rita and Dennis and other catastrophes resulted in an after-tax charge of $742 million for the third quarter of 2005 or $2.56 per share. The P&C combined ratio for the current quarter was 85.7%. Annualized return on average equity for the quarter was 20.6%

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2006	2005	Change	2006	2005	Change
Net income (loss)	$578	$(112)	NM	$1.73	$(0.43)	NM
Net realized gains (losses), net of tax	(74)	75	—	(0.23)	0.27	—
Income (loss) excluding net realized gains (losses), net of tax (1)	$652	$(187)	NM	$1.96	$(0.70)	NM

Net income for the nine months ended September 30, 2006 was $1.6 billion or $4.92 per share, compared with $792 million or $2.63 per share for the nine months of 2005. For the nine months ended September 30, 2006, income excluding net realized gains and cumulative effect(2) was $1.7 billion or $5.13 per share,

Page 1/7

compared with $711 million or $2.34 per share for the same period of 2005. (1) After-tax net catastrophe losses for the nine months ended September 30, 2006 and 2005 were $10 million and $742 million or $0.03 and $2.57 per share, respectively. The P&C combined ratio for the nine months of 2006 was 87.8%; excluding catastrophe losses, the combined ratio for the nine months of 2005 was 88.4%. Annualized return on equity for the nine month period was 18.4%.(3)

	Nine Months Summary (in millions, except per share amounts) (Unaudited)
				(Per Share - Diluted)

	2006	2005	Change	2006	2005	Change
Net income	$1,640	$792	107%	$4.92	$2.63	87%
Net realized gains (losses), net of tax	(72)	81	—	(0.22)	0.29	—
Cumulative effect, net of tax(2)	4	—	—	0.01	—	—
Income excluding net realized gains (losses) and cumulative effect, net of tax (1)	$1,708	$711	140%	$5.13	$2.34	119%

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “We had an excellent quarter, with all areas of the company performing well. The positive effect of the lack of catastrophe activity only added to what was already a very good quarter of operating performance. Our P&C combined ratio was 85.7% while return on equity was 20.6%. We had record growth in book value of more than $1 billion. Our organization is in great shape, and we expect to continue to produce excellent results into the future.”

Third quarter operating highlights were as follows:

•	P&C net premiums written increased 4% over the prior year quarter.

•	P&C net premiums earned increased 8% over the prior year quarter.

•	The P&C combined ratio was 85.7% for the quarter compared with 116.0% in 2005. Excluding catastrophe losses, the P&C combined ratio for the same period in 2005 was 86.5%.

•	P&C underwriting income increased 198% over the prior year quarter.

•	Operating cash flow amounted to $1.3 billion for the quarter.

•	Invested assets increased by $1.2 billion from June 30, 2006.

•	Net losses and loss expenses increased $126 million to $20.4 billion from June 30, 2006. Excluding the impact of the reserves sold to Randall & Quilter Investment Holdings Limited, net losses and loss expenses increased approximately $614 million from June 30, 2006.

•	Net investment income increased 29% to $414 million over the prior year quarter.

•	Shareholders’ equity increased 8% or $1 billion to $13.5 billion from June 30, 2006 and 14% or $1.7 billion from December 31, 2005.

•	Tangible equity(1) rose to $10.8 billion, an increase of 11% from June 30, 2006.

•	Debt to total capital ratio decreased to 13.4% from 15.9% at June 30, 2006.

•	Annualized return on average equity for the quarter was 20.6%. (3)

•	Book value per share as of September 30, 2006 was $39.74. (4)

Page 2/7

Details of our financial results for our P&C business segments are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written increased 11% over the prior year quarter. The combined ratio was 87.6%.

•	Insurance-Overseas General: Net premiums written increased 5% over the prior year quarter. The combined ratio was 82.2%.

•	Global Reinsurance: Net premiums written decreased 25% over the prior year quarter. The combined ratio was 76.2%.

•	Financial Services: Income excluding net realized gains (losses) increased by $39 million to $36 million over the prior year quarter.

•	Life Insurance and Reinsurance: Net premiums written increased 13% over the prior year quarter. Income excluding net realized gains (losses) increased 38% to $36 million over the prior year quarter.

Please refer to the ACE Financial Supplement September 30, 2006, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. ACE’s website reference (URL) is http://media.corporate-ir.net/media_files/irol/10/100907/reports/fin_supp_september_30_2006.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its third quarter 2006, quarter-end earnings conference call and webcast on Wednesday, October 25, 2006 beginning at 8:30 a.m. EDT. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 800-289-0572 (within the United States) or 913-981-5543 (international); passcode 1327941. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from approximately 11:30 a.m. EDT on Wednesday, October 25, 2006 until Friday, November 24, 2006. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 1327941 (#).

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses) and cumulative effect, net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We exclude the cumulative effect of a change in accounting principle net of tax because this amount resulted in a one-time adjustment to income.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measures on page 23 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]	The cumulative effect is a benefit resulting from the inclusion of a forfeiture rate on restricted stock in our stock compensation expense calculations, as required under Financial Accounting Standard (FAS) 123R.
[3]	Calculated using income excluding net realized gains (losses).
[4]	Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding.

Page 3/7

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

Page 4/7

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

	September 30 2006	December 31 2005
	(Unaudited)
Assets
Total investments	$35,529	$31,842
Cash	544	512
Insurance and reinsurance balances receivable	3,733	3,343
Reinsurance recoverable	14,729	15,463
Other assets	11,898	11,280

Total assets	$66,433	$62,440

Liabilities
Unpaid losses and loss expenses	$35,149	$35,055
Unearned premiums	6,676	5,884
Other liabilities	11,097	9,689

Total liabilities	$52,922	$50,628

Shareholders’ equity
Total shareholders’ equity	$13,511	$11,812

Total liabilities and shareholders’ equity	$66,433	$62,440

Book value per ordinary share (4)	$39.74	$34.81

Page 5/7

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Gross premiums written	$4,297	$4,261	$13,391	$13,017
Net premiums written	2,790	2,889	9,166	9,164
Net premiums earned	3,088	3,091	8,799	8,889

Losses and loss expenses	1,818	2,804	5,246	6,436
Life and annuity benefits	29	35	91	108
Policy acquisition costs	441	426	1,290	1,243
Administrative expenses	353	308	1,091	960

Underwriting income (loss) (1)	447	(482)	1,081	142

Net investment income	414	320	1,173	910
Net realized gains (losses)	(113)	83	(113)	101
Interest expense	46	43	134	128
Other (income) expense	(6)	(25)	(27)	(36)
Income tax expense (benefit)	130	15	398	269
Cumulative effect, net of tax	—	—	4	—

Net income (loss)	578	(112)	1,640	792
Preference shares dividend	(11)	(11)	(33)	(33)

Net income available to holders of ordinary shares	$567	$(123)	$1,607	$759

Diluted earnings per share:
Income (loss) excluding net realized gains (losses) and cumulative effect (1)	$1.96	$(0.70)	$5.13	$2.34
Net income (loss)	$1.73	$(0.43)	$4.92	$2.63

Weighted average diluted shares outstanding	326.7	284.8	326.5	288.7

Loss and loss expense ratio	60.2%	92.6%	61.0%	73.9%
Policy acquisition cost ratio	14.4%	13.9%	14.8%	14.1%
Administrative expense ratio	11.4%	10.1%	12.4%	10.9%
Combined ratio	86.0%	116.6%	88.2%	98.9%

Ratios exclude life insurance and reinsurance business

Page 6/7

ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Gross Premiums Written

Insurance - North American	$2,545	$2,250	$7,369	$6,744
Insurance - Overseas General	1,387	1,328	4,456	4,387
Global Reinsurance	291	411	1,312	1,316
Financial Services	5	211	58	389
Life Insurance and Reinsurance	69	61	196	181

Total	$4,297	$4,261	$13,391	$13,017

Net Premiums Written

Insurance - North American	$1,454	$1,307	$4,406	$4,144
Insurance - Overseas General	978	929	3,207	3,181
Global Reinsurance	284	380	1,299	1,270
Financial Services	5	212	58	388
Life Insurance and Reinsurance	69	61	196	181

Total	$2,790	$2,889	$9,166	$9,164

Net Premiums Earned

Insurance - North American	$1,530	$1,338	$4,164	$3,942
Insurance - Overseas General	1,099	1,027	3,224	3,191
Global Reinsurance	373	408	1,131	1,136
Financial Services	17	257	84	439
Life Insurance and Reinsurance	69	61	196	181

Total	$3,088	$3,091	$8,799	$8,889

Income (Loss) Excluding Net Realized Gains (Losses) and Cumulative Effect (1)

Insurance - North American	$268	$61	$744	$456
Insurance - Overseas General	226	53	567	359
Global Reinsurance	135	(267)	388	(73)
Financial Services	36	(3)	113	87
Life Insurance and Reinsurance	36	26	96	76
Corporate	(49)	(57)	(200)	(194)

Total	$652	$(187)	$1,708	$711

Page 7/7